iStar

Press Release

iStar Reports Fourth Quarter and Fiscal Year 2018 Results

NEW YORK, February 25, 2019

iStar (NYSE: STAR) today reported results for the fourth quarter and fiscal year ended December 31, 2018.

The Company reported a fourth quarter net loss of ($115.5) million, or ($1.70) per share and adjusted income of $42.6 million, or $0.53 per share. In fiscal year 2018, the Company reported a net loss of ($64.8) million, or ($0.95) per share and adjusted income of $222.3 million or $2.76 per share.

"We've begun the process of implementing a new go-forward corporate strategy to combine iStar's strength in finance and net lease with Safehold's growing success at reinventing ground leases to create a unique opportunity for iStar to invest capital at attractive returns," said Jay Sugarman, Chairman and Chief Executive Officer. "In addition, we have decided to limit future investment in a significant number of legacy assets and have taken impairments on certain of these assets in the fourth quarter to reflect this change in strategy."

The Company published a presentation detailing its results and a reconciliation of its non-GAAP financial metrics, which can be found on its website, www.istar.com, in the "Investors" section.

The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET. This conference call will be broadcast live and can be accessed by all interested parties through iStar's website and by using the dial-in information listed below:

Dial-In:	(800) 230-1059
International:	(612) 234-9960

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 12:00 p.m. ET on February 25, 2019 through 11:59 p.m. ET on March 11, 2019 by calling:

Replay:	(800) 475-6701
International:	(320) 365-3844
Access Code:	463702

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iStar (NYSE: STAR) finances, invests in and develops real estate and real estate related projects as part of its fully-integrated investment platform. Building on over two decades of experience and $40 billion of transactions, iStar brings uncommon capabilities and new ways of thinking to commercial real estate and adapts its investment strategy to changing market conditions. The Company is structured as a real estate investment trust ("REIT"), with a diversified portfolio focused on larger assets located in major metropolitan markets. Additional information on iStar is available on its website at www.istar.com.

Company Contact:
Jason Fooks, Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@istar.com